PROSPECTUS
                                                  Filed Pursuant to Rule 424b(3)
                                                       Registration No. 33-40596

                                      LOGO
                                 FIRST WESTERN
                                 BANCORP, INC.
                                 ------------

                             DIVIDEND REINVESTMENT
                                      AND
                         ADDITIONAL STOCK PURCHASE PLAN

                         100,000 SHARES OF COMMON STOCK
                               ($5.00 PAR VALUE)
                                 ------------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.
                                 ------------
     It is suggested that this Prospectus be retained for future reference.
                 The date of this Prospectus is March 6, 1998.

101 East Washington Street
P.O. Box 1488
New Castle, PA 16103-1488
Telephone: (412) 652-8550
Fax: (412) 652-0246
                                                              LOGO
                                                          FIRST WESTERN
                                                          BANCORP, INC.


To Our Shareholders:

  This is a Prospectus describing the Dividend Reinvestment and Additional Stock Purchase Plan, as amended (the "Plan"), of First Western Bancorp, Inc. (the "Company"). The purpose of the Plan is to provide you with a convenient and economical way to purchase shares of the Company's common stock. The Prospectus contains information about BankBoston, N.A., the new transfer agent for the Company's common stock and administrator of the Plan.

  Shares are purchased with reinvested dividends at a market value determined in accordance with the provisions of the Plan. You may participate with respect to all or a certain portion of your shares of common stock. In addition, the Plan provides that you may participate with respect to shares held on your behalf in the name of a broker or other nominee. The Plan provides that shares of common stock may be acquired either directly from the Company or by the purchasing agent in open market transactions.

  Additional shares may be purchased at market value with voluntary cash payments. Voluntary cash payments may be made at any time, but may not be less than $25 nor more than $10,000 per quarter. You do not have to pay any brokerage commission or other direct charges for any purchases under the Plan.

  Shareholders should retain this Prospectus because it contains the current text of the Plan.


                                                  Sincerely,

                                                  /s/ Thomas J. O'Shane

                                                  Thomas J. O'Shane

 Subsidiaries: First Western Bank, N.A. . First Western Trust Services Company

                               TABLE OF CONTENTS

                                                                            Page
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
Available Information......................................................   1
Incorporation of Certain Documents by Reference............................   2
The Dividend Reinvestment and Additional Stock Purchase Plan...............   2
Use of Proceeds............................................................   9
Experts....................................................................   9
Legal Opinion..............................................................   9
Indemnification............................................................   9

  No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by First Western Bancorp, Inc. (the "Corporation"). Neither the delivery of this Prospectus nor any sale made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the information set forth herein. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
                                 ------------

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov.). The Corporation's common stock is traded on the Nasdaq National Market. Such reports, proxy statements and other information concerning the Corporation may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Corporation has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of common stock, par value $5.00 per share, of the Corporation ("Common Stock"), offered hereby and being registered hereunder. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is made to the Registration Statement, including the exhibits thereto, for information with respect to the shares of Common Stock offered hereby and the Corporation. The Registration Statement and exhibits may be inspected and copied at the Commission's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document are summaries which are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference.

  The Corporation's principal executive offices are located at 101 East Washington Street, New Castle, Pennsylvania 16103, and its telephone number is
(724) 652-8550.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Corporation with the Commission are incorporated herein by reference:

    (a)Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b)Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (c)Current Report on Form 8-K for an event dated May 30, 1997; and

    (d)the description of the Corporation's Common Stock as contained in the Corporation's Registration Statement on Form S-4, Registration No. 33-1571, which became effective on October 19, 1990, and any amendments or reports filed for the purpose of updating such description.

  All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of Common Stock covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ITS ANNUAL REPORT TO STOCKHOLDERS FOR ITS LAST FISCAL YEAR AND ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE DIRECTED TO:

                     First Western Bancorp, Inc.
                     101 East Washington Street
                     New Castle, Pennsylvania 16101
                     Attention: Shareholder Relations

  Telephone requests may be directed to the Corporation at (800) 696-2572.

         THE DIVIDEND REINVESTMENT AND ADDITIONAL STOCK PURCHASE PLAN

  The following, in a question and answer format, are the provisions of the Dividend Reinvestment and Additional Stock Purchase Plan, as amended and restated. Those holders of the Corporation's Common Stock who do not participate in the Plan will continue to receive cash dividends by check, if and when declared.

1.WHAT IS THE PURPOSE OF THE PLAN?

  The purpose of the Plan is to provide holders of record of Common Stock with a simple and convenient method of investing all or part of their cash dividends and to invest other funds in additional Common Stock without payment of any direct brokerage commission or service charge (See "Question 6. WHAT ARE THE INVESTMENT OPTIONS?"). To the extent shares are purchased directly from the Corporation and not in market transactions, the Corporation will receive additional funds for general corporate purposes.

2.WHO ADMINISTERS THE PLAN?

  All administrative functions such as recordkeeping, preparation of statements of account for participants, and other clerical duties relating to the Plan are performed by BankBoston, N.A. ("BankBoston" or the "Administrator"). Purchases of shares (other than shares issued by the Corporation in connection with the Plan) will be made by an independent agent (the "Purchasing Agent") which the Administrator will appoint to act for participants. The Administrator notifies the Purchasing Agent from time to time as to the total amount of dividends and other funds that participants have designated for investment in Common Stock, and forwards all such funds to the Purchasing Agent for that purpose. Shares purchased pursuant to the Plan will be held by BankBoston, and any successor thereto (See "Question 10. WILL CERTIFICATES BE ISSUED FOR COMMON STOCK PURCHASED?").

  The number of shares that will be purchased for a participant's account will depend on the amount of any dividends and other funds received and the applicable purchase price of the Common Stock (See "Question 7. WHAT WILL BE THE PRICE OF THE STOCK?"). A participant's account will be credited with the number of shares (including any fractional share computed to four decimal places) that results from dividing the amount of dividends and other funds received with respect to such participant by the weighted average price of the shares purchased. For purposes of this computation, dividends will include cash dividends payable on all shares which a participant has elected to have participate in the Plan, and all shares in a participant's Plan account.

  The Administrator and the Purchasing Agent shall not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claims for liability (1) arising out of failure to terminate a participant's participation in the Plan upon the participant's death or incapacity prior to receipt of notice in writing of such death or incapacity; (2) with respect to the prices, times, amounts or manner in which shares are purchased for the Plan and participant accounts; or
(3) with respect to any inability to purchase shares by reason of acts or events beyond the Administrator's or Purchasing Agent's direct respective control. Participants should recognize that neither the Corporation nor the Purchasing Agent can assure them of a profit or protect them against a loss on the shares purchased or sold by them under the Plan.

  All correspondence or inquiries regarding the Plan should refer to the First Western Bancorp, Inc. Dividend Reinvestment and Additional Stock Purchase Plan and correspondence should be addressed to:

                     BankBoston, N.A.
                     First Western Bancorp, Inc.
                     Dividend Reinvestment and
                      Additional Stock Purchase Plan
                     c/o Boston Equiserve
                     P. O. Box 8040
                     Boston, MA 02266-8040
                     (800) 730-4001

3.WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

  Any holder of record or beneficial owner of Common Stock is eligible to participate in the Plan.

4.WHEN, MAY AND HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

  An eligible stockholder may join the Plan at any time by completing the Authorization Form and returning it to the Administrator.

  Beneficial owners whose shares are held in the name of a nominee, such as a broker or securities depository, may participate in the Plan by contacting the Administrator. The Administrator will accept reinvestment instructions from such nominees within a reasonable period after the record date applicable to a particular dividend, generally not to exceed five business days. All of the other provisions of the Plan apply to a participation in the Plan by nominees.

5.WHEN WILL PURCHASES OF SHARES BE MADE?

  The date on which dividends will begin to be invested (the "Investment Date") will be the payment date of the dividend by the Corporation. Dividend payment dates for Common Stock are expected to be during the first two weeks of February, May, August and November.

  For the purpose of making purchases, the Administrator will commingle each participant's funds with those of other holders of Common Stock who are participants in the Plan. Unless the Administrator has determined to sell newly-issued or treasury shares to provide for the purchase of shares under the Plan, the Administrator will notify the Purchasing Agent from time to time as to the total amount of dividends and other funds that participants have designated for investment in Common Stock, and forward all such funds to the Purchasing Agent for that purpose. The Purchasing Agent will then make every effort to cause such dividends and funds to be invested, beginning promptly on and as soon as practicable after each Investment Date, but in no event later than thirty days after such date, except if delay is necessary under any applicable federal securities laws, or by reason of the Purchasing Agent's inability to find Common Stock to purchase, or by any other reason beyond the Purchasing Agent's direct control. No interest will be paid on funds held by the Administrator or the Purchasing Agent prior to investment.

  Authorization Forms for the reinvestment of dividends received by the Administrator on or prior to the record date for a dividend payment will cause dividends to begin to be reinvested with that dividend payment.

6.WHAT ARE THE INVESTMENT OPTIONS?

  The Authorization Form provides for the purchase of additional Common Stock through the following investment options:

  Option 1. Reinvest dividends on all of the shares of Common Stock registered in a participant's name.

  Option 2. Receive dividends in cash and reinvest the balance according to the following levels of partial participation: 25%, 50%, 75%, or any other whole percentage of the shares of Common Stock registered in a participant's name.

  Option 3. Contribute voluntary cash payments toward the purchase of additional Common Stock.

  Under all of the above options, dividends on all shares credited to the participant's account and held by the Administrator will be automatically reinvested. A participant may change his or her method of participation in the Plan after his or her enrollment by submitting a new Authorization Form to the Administrator. With regard to shares held by a nominee, such as a broker, such nominee may participate with respect to any whole number of shares held for the account of one or more beneficial owners.

7.WHAT WILL BE THE PRICE OF THE STOCK?

  The Purchasing Agent, as agent for the Plan, in its sole discretion, may purchase shares of Common Stock in the Nasdaq National Market, in negotiated transactions, or in any other manner determined by the Purchasing Agent. Neither the Administrator nor any stockholder shall have any authority or power to direct, influence or control the times when or prices at which shares may be purchased, the amount of or the month in which the shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made (other than the selection of the Purchasing Agent); all such times, prices, amounts and manner being within the sole discretion of the Purchasing Agent. The price per share purchased for each participant's account in any month shall be the weighted average price of all such shares purchased that month, computed to four decimal places. With respect to shares issued by the Corporation, the purchase price of such shares shall equal the average between the high and the low prices of actual sales of Common Stock on the three trading days immediately preceding the Investment Date, as reported on any stock exchange on which the Common Stock is then listed or any quotation system approved by the National Association of Securities Dealers then reporting sales of Common Stock; or if no actual sales of Common Stock are reported on such dates then the average of the high and low prices of actual sales of Common Stock as reported on the last prior trading day on which an actual sale occurred on any stock exchange on which the Common Stock is then listed or any quotation system approved by the National Association of Securities Dealers then reporting sales of Common Stock.

8. HOW DOES A PARTICIPANT MAKE VOLUNTARY CASH PAYMENTS TOWARD THE PURCHASE OF ADDITIONAL COMMON STOCK UNDER THE PLAN?

  Participants have the option to send the Administrator any amount from $25 to $10,000 in U.S. funds within any calendar quarter (noncumulative) to be applied to the purchase of additional Common Stock. Participants may make these voluntary cash payments regularly or from time to time. The purchase date for the voluntary cash payments will generally be the 15th day of the month, provided that the Administrator receives the participant's optional cash payment request and check or money order at least five business days before such purchase date. Money being held by the Administrator prior to investment will receive no interest. Participants may also vary the amount of each voluntary cash payment as long as it falls within the above limits. Voluntary cash payments enable participants to increase their holdings in amounts that need not be multiples of the price per share. For example, if a participant wishes to invest $120 and the current market price per share is $25, the participant need not reduce his or her investment to $100 for four shares nor delay investing until he or she accumulates $125 for five shares.

  Voluntary cash payments are made by completing the tear-off portion of any statement of your account or a facsimile thereof and returning it to the Administrator with a check or money order in United States dollars payable to "BankBoston, N.A." and mailed directly to the Administrator at the address indicated on the Optional Cash purchase form. Checks drawn against non-U.S. banks must have U.S. currency printed on the check. PAYMENTS FORWARDED TO ANY OTHER ADDRESS WILL NOT CONSTITUTE A VALID DELIVERY. In the event that any check is returned unpaid for any reason, the Administrator will consider the request for investment of such money null and of no effect and shall immediately remove from the participant's account any shares of Common Stock purchased upon the prior credit of such money. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Administrator shall be entitled to such additional shares from the participant's account to satisfy the uncollected balance.

  Any fees incurred due to insufficient funds will be charged to the participant. Voluntary cash payments may be withdrawn by written notice received by the Administrator not less than 48 hours before they are to be invested. Voluntary cash payments held by the Administrator do not bear interest.

9. ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

  A participant will incur no brokerage commissions or service charges for purchases made under the Plan. Certain charges as described in the answer to Question 12 may be incurred upon withdrawal from the Plan or upon termination of the Plan.

10. WILL CERTIFICATES BE ISSUED FOR COMMON STOCK PURCHASED?

  Certificates for Common Stock purchased under the Plan will be held by BankBoston and any successor thereto registered in the name of a nominee of BankBoston as agent for participants in the Plan. Certificates for shares of such stock will not be issued to participants unless and until requested. The number of shares credited to an account under the Plan will be shown on the participant's periodic statement of account.

  Certificates for any number of whole shares credited to an account under the Plan will be issued without charge to a participant after receipt of a written request from a participant who wishes to remain in the Plan. This request should be mailed to the Administrator using the bottom tear-off portion of a participant's periodic dividend reinvestment statement or facsimile thereof. Any remaining shares will continue to be credited to the participant's account. Certificates for fractional shares will not be issued under any circumstances. Participants may also deposit Common Stock certificates registered in their names for credit as Common Stock held in their account under the Plan. There is no charge for such deposits. Because participants bear the risk of loss in sending stock certificates to the Administrator, it is recommended that certificates be sent by certified or registered mail, return receipt requested. Certificates should not be endorsed, but must be accompanied by a stock power properly executed by the participant.

  When a certificate is issued by the Administrator in the name of a participant in the Plan, the automatic dividend reinvestment feature of the Plan with respect to the shares of Common Stock represented by such certificates will continue only if the reinvestment of dividends on all shares has been elected on the Authorization Form or if the participant authorizes the reinvestment of the dividends on the shares represented by the certificate by submitting a new Authorization Form.

  Shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

  Certificates for fractions of shares will not be issued under any circumstances. In the event a participant elects to terminate participation in the Plan, any fractional share will be distributed through a cash payment based on the last sale price of Common Stock reported on the National Association of Securities Dealers Automated Quotation System for the business day next following the day the withdrawal request is received, or for the most recent business day upon which there has been a reported sale.

11. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED TO PARTICIPANTS?

  Accounts under the Plan are maintained in the name in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for shares of Common Stock will be similarly registered when issued to participants.

12. HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

  A participant may withdraw from the Plan at any time by notifying the Administrator in writing. To be effective on any given dividend payment date, the notice must be received by the Administrator before the record date for that payment. In the event of withdrawal, or in the event of termination of the Plan, certificates for whole shares of Common Stock credited to a participant's account under the Plan will be mailed to the participant. Any fractional share credited to the participant's account will be distributed by the Administrator through a cash payment as detailed in Question 10 above.

  Alternatively, a participant may request the Administrator to sell all shares or part of the shares credited to the participant's account under the Plan. In that case, the sale will be made as promptly as practicable after receipt by the Administrator of the request, and the proceeds will be delivered by the Administrator to the participant, generally within ten business days of the Administrator's receipt of such request. If a participant elects to sell all full shares credited to the participant's account, any remaining fractional shares will remain in the participant's account. The participant will receive the proceeds of the sale less any related brokerage commissions, other service charges at such time as a participant sells all or a part of his or her shares in the Plan, and deductions for backup withholding, if applicable, which amounts will be deducted from cash proceeds paid to such participant.

13. WHAT HAPPENS WHEN A PORTION OF A PARTICIPANT'S STOCK IS SOLD OR
    TRANSFERRED?

  If a participant disposes of a part of the Common Stock registered in the participant's name, dividends on the remaining shares to the extent authorized, including all shares credited under the Plan, will continue to be reinvested.

14. WHAT HAPPENS IF THE CORPORATION ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT OR HAS A RIGHTS OFFERING?

  Any shares of Common Stock distributed by the Corporation as a stock dividend on shares of Common Stock credited to an account under the Plan or upon any split of such stock will be credited to such account. Certificates for shares of Common Stock issued in stock dividends or splits distributed on all other shares held by a participant and registered in a participant's own name will be credited to the participant's account. In the event that the Corporation makes available to its holders of Common Stock rights to subscribe to additional shares, debentures, or other securities, the shares credited to an account under the Plan will be added to other shares held by the participant in calculating the number of rights to be issued to such participant.

15. HOW WILL A PARTICIPANT'S STOCK BE VOTED AT A MEETING OF STOCKHOLDERS?

  Each participant will have the sole right to vote shares credited to the account of such participant which are held by the Administrator under the Plan on the record date. Participants under the Plan who are registered holders of Common Stock will receive only one proxy which will include all shares credited to an account under the Plan.

16. WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

  A statement describing any dividends reinvested, the number of shares of Common Stock purchased, the price per share, the amount of the dividend for tax purposes including any fees and brokerage commissions paid by the Corporation on behalf of the participant, the tax basis of shares purchased, and the total shares of Common Stock accumulated under the Plan will be mailed to each participant by the Administrator as soon as practicable, but no later than 30 days after completion of each investment for a participant's account. Dividends paid on the accumulated shares, and any fees and brokerage commissions paid on each participant's behalf by the Corporation, will be included in the Form 1099-DIV information return to the Internal Revenue Service.

  In addition, each participant will receive a copy of each communication sent generally to holders of Common Stock, unless they would normally receive such communication with respect to those shares of Common Stock remaining in their name in their possession.

17. WHO INTERPRETS AND REGULATES THE PLAN?

  The Administrator interprets and regulates the terms, conditions and operations of the Plan as governed by the laws of the Commonwealth of Pennsylvania.

18. MAY THE PLAN BE MODIFIED OR TERMINATED?

  The Corporation may from time to time amend or modify the Plan. Notices of any amendments or modifications will be sent to participants.

  The Corporation may, for whatever reason, at any time as it may determine in its sole discretion, terminate a participant's participation in the Plan, or terminate the Plan after mailing a notice of intention to terminate to the participant(s) at the address(es) appearing on the Administrator's records. Upon termination, participants will receive a check for the cash value of any fractional share and certificates for the full shares of Common Stock in each participant's account unless the sale of all or part of such shares is requested by the participant. Such sale will be made as set forth in answer to Question 12 with respect to withdrawal from the Plan.

19. WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS AND SHARES OF STOCK ACQUIRED THROUGH THE PLAN?

  A. ACQUISITIONS OF COMMON STOCK UNDER THE PLAN--MARKET TRANSACTIONS: For Federal income tax purposes, participants whose accounts are credited with shares acquired by the Purchasing Agent in market transactions will be treated as having received, on the dividend payment date, the full amount of the reinvested cash dividends for the dividend payment date, even though the dividends are not actually received in cash, but are instead applied to the purchase of shares for their accounts. Although it is not currently expected that the Corporation, the Administrator or the Purchasing Agent will incur or pay brokerage commissions or service charges in connection with the Plan, any brokerage commissions or service charges paid on a participant's behalf are treated as an additional distribution to the participant.

  Each participant's tax basis in the shares of Common Stock purchased in market transactions will be equal to the amount of the cash dividends applied to the purchases of such shares.

  B. ACQUISITIONS OF COMMON STOCK UNDER THE PLAN--SHARES ACQUIRED FROM THE
CORPORATION: Participants whose accounts are credited with shares purchased from the Corporation will be treated as having received, on the dividend payment date, a distribution in the amount of the fair market value on the dividend payment date of such shares of Common Stock (rather than the amount of the cash dividend otherwise payable to the participant).

  Each participant's tax basis in the shares of Common Stock purchased from the Corporation will be equal to the amount of dividend income recognized for Federal income tax purposes.

  C. OPTIONAL CASH PAYMENTS: A participant who makes optional cash payments for purchases of Common Stock under the Plan will be treated as receiving a taxable dividend in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock purchased for the participant's account over the optional cash payment made for such shares. A participant's tax basis with respect to such shares will be equal to the amount of the optional cash payment plus any dividend income recognized for Federal income tax purposes.

  D. HOLDING PERIOD: The holding period of shares of Common Stock acquired under the Plan will begin on the date following the day on which the shares are credited to the participant's account under the Plan.

  Each participant in the Plan will receive annually a Form 1099 which will set forth certain information regarding the foregoing tax matters.

  E. DISPOSITIONS OF COMMON STOCK UNDER THE PLAN: Upon termination of participation in, or termination of, the Plan (a "Termination Event"), no taxable income will be realized upon a participant's receipt of certificates for whole shares of Common Stock acquired under the Plan. A participant may recognize gain or loss upon receipt of cash in lieu of fractional shares credited to the participant's account upon a Termination Event. The amount of gain or loss will be the difference between the amount of cash received and the tax basis of the fractional share equivalent.

  Taxable gain or loss will be recognized by a participant when shares of Common Stock are sold or otherwise disposed of in a taxable exchange, whether by the Administrator on behalf of the participant or by the participant following withdrawal of the shares of Common Stock from the Plan. The amount of gain or loss will be the difference between the amount the participant receives for the shares of Common Stock and the tax basis of the shares of Common Stock. The gain or loss will be a capital gain or loss if the shares of Common Stock are held as a capital asset and any such capital gain or loss will be long-term if the shares of Common Stock have been held for more than one year.

  Participants are advised to consult with their own tax advisers to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale or other disposition of the Common Stock acquired under the Plan. The rules stated above are subject to change. Participants should also consult their own tax advisers to determine the effect of state, local and foreign tax laws on their participation in the Plan.

                                USE OF PROCEEDS

  The proceeds from the sale of any newly-issued or treasury shares of Common Stock offered pursuant to the Plan will be used for general corporate purposes, including, without limitation, investments in and advances to the Corporation's subsidiaries. The Corporation has no basis for estimating either the number of shares of Common Stock that will be sold pursuant to the Plan or the prices at which such shares will be sold. The Corporation will not receive any proceeds from purchases by the Plan of Common Stock in the open market.

                                    EXPERTS

  The financial statements as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 incorporated herein by reference from the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINION

  A legal opinion to the effect that the newly-issued or treasury shares of Common Stock offered hereby are validly issued, fully paid and nonassessable has been rendered by Thomas S. Mansell, Senior Vice President, Legal Counsel and Assistant Secretary of the Corporation. As of November 1, 1997, Thomas S. Mansell was the beneficial owner of 67,258 shares of Common Stock, representing 0.60 percent of the outstanding shares of Common Stock on such date.

                                INDEMNIFICATION

  Article VII of the By-Laws of the Corporation provides for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification. The Corporation has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Corporation in connection with the performance of their duties.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the provisions of the Corporation's Articles of Incorporation or By-Laws or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SKU FWBIPRSP97